EXHIBIT 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of

Stabilis Energy, LLC:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Stabilis Energy, LLC (a Texas limited liability company) and Subsidiaries (collectively, the “Company”), as of December 31, 2018 and 2017, and the related consolidated statements of operations, changes in members’ equity and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing and opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ham, Langston & Brezina L.L.P.

We have served as Stabilis Energy, LLC’s auditor since 2018.

Houston, Texas

March 29, 2019

Stabilis Energy, LLC

Consolidated Balance Sheets

(In thousands)

	December 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalents	$1,247	$1,489
Accounts receivable-trade	4,359	3,800
Inventory	106	76
Prepaid expenses and other current expenses	2,115	954
Due from related parties	22	19

Total current assets	7,849	6,338
Property, plant and equipment, net	66,606	73,711
Loan to employee	—	500
Other noncurrent assets	250	250

Total assets	$74,705	$80,799

Liabilities and Members’ Equity
Current liabilities:
Current portion of long-term debt	$2,500	$2,500
Current portion of capital lease obligations—related parties	3,879	3,007
Short-term notes payable	121	257
Deferred revenue	93	14
Due to related parties	724	1,866
Customer deposits	29	30
Accounts payable	1,838	1,167
Accrued liabilities	2,913	1,730

Total current liabilities	12,097	10,571
Notes payable to related parties	—	41,519
Long-term debt, net of current portion	6,577	4,705
Capital lease obligations,—related parties, net of current version	3,367	8,997

Total liabilities	22,041	65,792
Commitments and contingencies (Note 14)
Members’ capital:
Members’ capital	68,257	19,514
Accumulated deficit	(16,916)	(5,872)

Total members’ capital	51,341	13,642
Non-controlling interest in Stabilis Energy, LLC	1,323	1,365

Total capital	52,664	15,007

Total liabilities and members’ capital	$74,705	$80,799

The accompanying notes are an integral part of the consolidated financial statements.

Stabilis Energy, LLC

Consolidated Statements of Operations

(In thousands)

	Year Ended December 31,
	2018	2017
Revenue:
LNG product	$30,200	$15,534
Rental, service and other	7,142	4,913

Total revenues	37,342	20,447
Operating Expenses:
Costs of revenue (excludes depreciation as reported separately)
Costs of LNG product	23,804	14,245
Costs of rental, service and other	4,648	3,536
Selling, general and administrative expenses	7,350	4,653
Depreciation expense	8,822	6,992

Total operating expenses	44,624	29,426
Other Operating Income (Loss):
Gain on bargain purchase	—	27,067
Loss from equity method investments	—	(1,098)

Total other operating income	—	25,969

Income (loss) from operations	(7,282)	16,990

Other Income (Expense):
Interest income	12	4
Interest expense	(4,433)	(3,380)
Gain (loss) on disposal of fixed assets	319	(1,643)
Other income	298	97

Total other expense	(3,804)	(4,922)
Net income (loss)	(11,086)	12,068

Net income (loss) attributable to noncontrolling interests	(42)	(716)

Net income (loss) attributable to Stabilis Energy, LLC	$(11,044)	$12,784

The accompanying notes are an integral part of the consolidated financial statements.

Stabilis Energy, LLC

Condensed Consolidated Statement of Changes in Members’ Capital

(In thousands except unit amounts)

	Members’ capital		Accumulated	Total Members’	Non- controlling	Total
	Units	Amount	Deficit	Capital	Interest	Capital
Balance as of December 31, 2016	1,000	$20,000	$(18,656)	$1,344	$—	$1,344
Net income		—	12,784	12,784	(716)	12,068
Assignment of interest in Prometheus Energy by Member	—	—	—	—	1,595	1,595
Contribution in common control transaction	—	(486)	—	(486)	486	—

Balance as of December 31, 2017	1,000	$19,514	$(5,872)	$13,642	$1,365	$15,007

Net loss		—	(11,044)	(11,044)	(42)	(11,086)
Contribution of notes payable by members	—	48,743	—	48,743	—	48,743

Balance as of December 31, 2018	1,000	$68,257	$(16,916)	$51,341	$1,323	$52,664

The accompanying notes are an integral part of the consolidated financial statements.

Stabilis Energy, LLC

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2018	2017
Cash flows from operating activities:
Net income (loss)	$(11,086)	$12,068
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation expense	8,822	6,992
Loss from equity method investments	—	1,098
(Gain) loss on disposal of fixed assets	(319)	1,643
Gain on bargain purchase	—	(27,067)
Interest capitalized to notes payable to related parties	3,121	2,480
Change in operating assets and liabilities, net of acquisitions:
Accounts receivable	(559)	(1,299)
Due to/from related parties	(1,145)	1,054
Inventory	(30)	15
Prepaid expenses and other assets	(1,588)	(121)
Accounts payable	737	(199)
Accrued liabilities	1,544	(277)
Deferred revenue	79	(99)
Customer deposits	(1)	30

Net cash used in operating activities	(425)	(3,682)

Cash flows from investing activities:
Acquisition of fixed assets	(833)	(32)
Proceeds on sales of fixed assets	902	2,412
Acquisition of Prometheus Energy, net of cash received	—	969
Investments in limited liabilities companies, net of cash received	—	(1,879)

Net cash provided by investing activities	69	1,470

Cash flows from financing activities:
Payments on long-term borrowings	(2,412)	(3,580)
Proceeds from long-term borrowings from related parties	4,603	9,337
Payments on long-term borrowings from related parties	(1,933)	(2,657)
Proceeds from short-term notes payable	425	569
Payments on short-term notes payable	(569)	(619)

Net cash provided by or financing activities	114	3,050

Net increase (decrease) in cash and cash equivalents	(242)	838
Cash and cash equivalents, beginning of year	1,489	651

Cash and cash equivalents, end of year	$1,247	$1,489

Supplemental disclosure of cash flow information:
Interest paid	$1,387	$1,417
Income taxes paid	—	—
Non-cash investing and financing activities:
Restructure of long-term debt	$49,243	$—
Notes receivable applied to long-term debt	(500)	—
Equipment acquired under capital leases	1,467	—

The accompanying notes are an integral part of the consolidated financial statements.

Notes to Consolidated Financial Statements

(1) Basis of Presentation and Summary of Significant Accounting Policies

(a) Description of Business

Stabilis Energy, LLC is a Texas Limited liability company (“the Company”) formed in 2013 to produce, market, and sell liquefied natural gas (“LNG”). The Company also resells liquefied natural gas from third parties and provides services, transportation, and equipment to customers.

The Company is a supplier of LNG to the industrial, midstream, and oilfield sectors in North America and provides turnkey fuel solutions to help industrial users of diesel and other crude-based fuel products convert to LNG, resulting in reduced fuel costs and improved environmental footprint. The Company opened a 120,000 gallons per day (“gpd”) LNG production facility in George West, Texas in January 2015 to service industrial and oilfield customers in Texas and the greater Gulf Coast region. The Company owns a second liquefaction plant capable of producing 25,000 gpd that is being relocated to the Permian Basin to support LNG demand in this region. The Company is vertically integrated from LNG production through distribution and cryogenic equipment rental.

On February 28, 2017, the Company acquired Prometheus Energy Group Incorporated (“Prometheus”) in a transaction between entities under common control and Prometheus became an 80% owned subsidiary of the Company. Because the entities are under common control, the assets and liabilities of Prometheus were transferred to the Company at their historic cost (see Note (4) Acquisition of PEG Partners, LLC for further discussion).

Prometheus markets and distributes LNG for off road, high horsepower applications. Prometheus provides LNG and service solutions to users in the oil and gas, mining, remote and temporary power, utility, mobile on-site refueling, processing and other industrial markets as a low-cost fuel source for operations in North America. Prometheus owns and utilizes a fleet of cryogenic transportation, storage and vaporization trailers and related equipment. Prometheus business includes logistics, delivery, on-site storage and vaporization, operation, project management and maintenance services for its customers. Prometheus primarily provides LNG fuel supply solutions for off-pipeline fuel users to multiple industrial markets as a replacement of oil derived fuels such as diesel and propane. Prometheus supplies its contracted customers with LNG from third party suppliers.

On November 28, 2018, the Company’s members and related party creditors entered into a two-step Contribution and Exchange Agreement to form LNG Investment Company, LLC (“LNG Investment”) and restructure the capitalization of the Company. On November 30, 2018, the members contributed 1,000 membership units in the Company to LNG Investment in exchange for 2,000 Class B units in LNG Investment. The contribution and exchange of units resulted in the Company becoming a wholly owned subsidiary of LNG Investment. Subsequently, the related party creditors of the Company and holders of an aggregate net carrying amount of $48.7 million of indebtedness, each contributed their individual indebtedness to LNG Investment in exchange for Class A units in proportion to their percentage of indebtedness in total. An aggregate of 4,874.28 Class A units were issued by LNG Investment to the related party creditors of the Company (see Note (11) Members Equity for further discussion).

On December 17, 2018, the Company entered into a definitive share exchange agreement with American Electric Technologies, Inc. (“AETI”) to enter into a business combination transaction. At the closing, the Company’s owners will contribute 100% of their outstanding membership units to AETI in exchange for AETI common stock resulting in the Company and its subsidiaries becoming a wholly-owned subsidiary of AETI. The proposed transaction has been approved by the board of directors of AETI and the Company’s owners, and will be submitted to the shareholders of AETI for approval of the issuance of AETI common stock in connection with the transaction and other transaction-related matters at a Special Meeting of Shareholders. The transaction is expected to close during the second quarter of 2019, subject to customary closing conditions.

(b) Basis of Presentation and Consolidation

The consolidated financial statements of the Company are prepared on the accrual basis of accounting, in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include the accounts of the Company and its wholly-owned subsidiaries Stabilis Energy Services, LLC, and Stabilis Oilfield Investment Company, LLC as of and for the years ended December 31, 2018 and 2017.

In 2014, the Company acquired a 50% beneficial interest in Stabilis LNG Eagle Ford, LLC (“LNG EF”) and Stabilis FHR Oilfield LNG, LLC (“FHR”). Management determined that the 50% beneficial interest provided the Company significant influence but not a controlling financial interest. Through May 19, 2017, the Company reported its share of income or loss from its 50% interest in LNG EF and FHR using the equity method of accounting. On May 19, 2017, the Company acquired the remaining 50% interests in LNG EF and FHR. Accordingly, after the purchase date all income and expense items from the date of purchase forward have been consolidated (see Note (3) Step Acquisition of Equity Interests for further discussion).

On March 1, 2018, JCH Crenshaw Holdings, LLC (“JCH”) assigned its membership interest in PEG Partners, LLC, (“PEG”) to the Company. PEG, a Delaware Limited Liability Company, owns Prometheus. Management determined that JCH (which, along with its affiliates, controls Stabilis) gained control of PEG on February 28, 2017, when it obtained a non-voting interest in PEG and an option to convert that non-voting interest into a majority voting interest. The Company accounted for the acquisition of PEG as a combination of entities under common control at historical cost. Accordingly, all accounts of Prometheus as of and for the period since the date JCH obtained control of PEG through December 31, 2018 have been consolidated accordingly.

All significant intercompany transactions and balances have been eliminated in consolidation.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) No. 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40), effective January 1, 2017, which requires the Company to make certain disclosures if it concludes that there is substantial doubt about the entity’s ability to continue as a going concern within one year from the date of the issuance of these financial statements. The Company has incurred recurring operating losses and has negative working capital. The Company is subject to substantial business risks and uncertainties inherent in the current LNG industry. There is no assurance that the Company will be able to generate sufficient revenues in the future to sustain itself or to support future growth.

These factors were reviewed by management to determine if there was substantial doubt as to the Company’s ability to continue as a going concern. Management concluded that its plan to address the Company’s liquidity issues would allow it to continue as a going concern. Those plans include projected positive cash flows from operations, the conversion of the majority of its existing debt to equity, and the majority member’s intent and ability to support operations if required.

Cash flows from operations have continued to improve due to sales volumes and reduced operating costs. Management believes that its business will continue to grow and will generate sufficient cash flows to fund future operations.

On November 30, 2018, related party debt holders converted $48.7 million of debt to equity to improve the Company’s financial position and reduce its future debt service requirements. Additionally, in August 2017 the Company negotiated an amendment to its promissory note to Chart Industries. This amendment reduced and extended its mandatory debt service payments to provide future payments that management believes are sustainable based on current and projected operating performance.

(c) Use of Estimates in the Preparation of the Consolidated Financial Statements

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates include the carrying amount of contingencies, and valuation allowances for receivables, inventories, and deferred income tax assets. Actual results could differ from those estimates, and these differences could be material to the consolidated financial statements.

(d) Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents. Cash equivalents consist principally of money market accounts held with major financial institutions. The Company is exposed to credit risk from its deposits of cash and cash equivalents in excess of amounts insured by the Federal Deposit Insurance Corporation. The company has not experienced any losses on its deposits of cash and cash equivalents.

(e) Accounts Receivable

Accounts receivable are recognized when products are sold. The Company extends credit to many of its customers in the ordinary course of business. Generally, these sales are unsecured.

Accounts receivable are stated at cost, net of any allowance for doubtful accounts. The Company maintains allowances for doubtful accounts for estimated losses resulting from the failure of customers to make required payments. The Company reviews the accounts receivables on a periodic basis and makes allowances where there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, the customer’s payment history, its current credit-worthiness and current economic trends. At December 31, 2018 and 2017, management believed all balances were fully collectible such that no allowance for doubtful accounts was deemed necessary.

(f) Inventories

Inventory consists of LNG produced that is either (1) in a storage container at our plant or (2) in a storage trailer that is in transit to a customer. Inventory quantities are measured at each reporting period and are valued at the lower of cost or market, determined on a first-in, first-out basis.

(g) Property, Plant and Equipment

Property, plant and equipment are stated at cost, net of accumulated depreciation and amortization. Significant additions, renewals, and capital improvements are capitalized, whereas expenditures for maintenance and repairs are charged to expense as incurred. Leasehold improvements are amortized over the shorter of the applicable remaining lease term or the estimated useful life of the related assets. The cost and related accumulated depreciation of assets retired or sold are removed from the appropriate asset and depreciation accounts, and the resulting gain or loss is reflected in income. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets as follows:

Liquefaction plants and systems	10 – 20 years
Real property and buildings	10 – 15 years
Vehicles and tanker trailers and equipment	5 – 15 years
Computer and office equipment	3 – 10 years
Leasehold improvements	3 – 5 years

(h) Long-Lived Assets

Long lived assets, such as property, plant, and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying amount. If the carrying amount of the long-lived asset or asset group is not recoverable on an undiscounted cash flows basis, an impairment is recognized to the extent that the carrying amount exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flows models, quoted market values and third-party independent appraisals, as considered necessary.

(i) Asset Retirement Obligations

The Company recognizes the fair value of the liability associated with an asset retirement obligation in the period in which the liability is incurred or becomes reasonably estimable and if there is a legal obligation to restore or remediate the property at the end of a lease term. Asset retirement obligations are based upon future retirement cost estimates and incorporate certain assumptions, such as costs to restore the property and any salvage value. Management does not believe the Company had any material asset retirement obligations at December 31, 2018 or 2017.

(j) Revenue Recognition

The Company recognizes revenue associated with the sale of LNG at the point in time when the customer obtains control of the asset. In evaluating when a customer has control of the asset, the Company primarily considers whether the transfer of legal title and physical delivery has occurred, whether the customer has significant risks and rewards of ownership, and whether the customer accepted delivery and a right of payment exists. Revenues from the providing of services, transportation and equipment to customers is recognized as the service is performed (see Note (2) Revenue Recognition for further discussion).

(k) Income Taxes

The Company, with the consent of all of its members, elected to be treated as a corporation for federal income tax reporting purposes. Deferred income taxes are accounted for under the asset-and-liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded when it is more likely than not that the net deferred tax asset will not be realized.

The Company recognizes the tax benefit or obligation from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based not only on the technical merits of the tax position based on tax law, but also past administrative practices and precedents of the taxing authority. The tax benefits or obligations are recognized in the financial statements if there is a greater than 50% likelihood of the tax benefit or obligation being realized upon ultimate resolution. As of December 31, 2018 and 2017, the Company had no uncertain tax positions that required recognition.

The Company files income tax returns in the United States of America and in the state of Texas. With few exceptions, the Company is subject to examination by the applicable taxing authorities for years after 2014.

(l) Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

(m) Fair Value Measurements

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in the fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels in accordance with U.S. GAAP:

Level 1 Inputs—Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

Level 2 Inputs—Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

Level 3 Inputs—Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby, allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

The carrying value of cash and cash equivalents, accounts receivable, inventory, accounts payable and accrued liabilities approximate their respective fair values due to their relative short maturities. The carrying value of the Company’s notes payable and capital lease obligations approximates fair value because the related interest rates approximate rates currently available to the Company.

Nonfinancial assets and liabilities measured at fair value on a nonrecurring basis include certain nonfinancial assets and liabilities acquired in a business combination. In determining fair value, the Company uses quoted market prices or, to the extent that there are no available quoted market prices, market prices for similar assets or liabilities.

(o) Recent Accounting Pronouncements

In July 2018, the FASB issued ASU No. 2018-11, Leases (Topic 842): Targeted Improvements. ASU No. 2018-11 provides entities with an additional (and optional) transition method to adopt the new lease standard. Under this new transition method, an entity initially applies the new leases standard at the adoption date and recognizes a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. Consequently, an entity’s reporting for the comparative periods presented in the financial statements in which it adopts the new leases standard will continue to be in accordance with current U.S. GAAP (Topic 840, Leases). ASU No. 2018-11 also provide lessors with a practical expedient, by class of underlying asset, to not separate non-lease components from the associated lease component and, instead, to account for those components as a single component if the non-lease components otherwise would be accounted for under the new revenue guidance (Topic 606) and certain criteria are met: If the non-lease component or components associated with the lease component are the predominant component of the combined component, an entity is required to account for the combined component in accordance with Topic 606. Otherwise, the entity must account for the combined component as an operating lease in accordance with Topic 842. The amendments in ASU No. 2018-11 are effective at the same time as the amendments in ASU No. 2016-02 discussed below.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. ASU No. 2017-01 clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of a business or as acquisitions (or disposals) of assets. ASU No. 2017-01 is effective for annual periods beginning after December 15, 2018, with early adoption permitted under certain circumstances. The amendments of ASU No. 2017-01 were adopted by the Company in 2018 and will be applied prospectively.

In February 2016, the FASB issued ASU No. 2016-02, Leases, which requires lessees to recognize the following for all leases (with the exception of short-term leases) at the commencement date: (1) a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (2) a right-of- use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Under ASU No. 2016-02, lessor accounting is largely unchanged. ASU No. 2016-02 is effective for fiscal years beginning after December 15, 2019 with early application permitted. Lessees and lessors must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases expiring before the earliest comparative period presented. Lessees and lessors may not apply a full retrospective transition approach. Management is currently reviewing the Company’s various leases to identify those affected by ASU No. 2016-02.

In May 2014, the FASB ASU No. 2014-09, Revenue from Contracts with Customers. ASU No. 2014-09 requires an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. An entity should also disclose sufficient quantitative and qualitative information to enable users of the financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The new standard is effective for annual reporting periods beginning after December 15, 2018. The Company adopted the provisions of ASU No. 2014-09 as of January 1, 2018 and the adoption did not have a material effect on the consolidated financial statements.

(2) Revenue Recognition

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers. This ASU supersedes the revenue recognition requirements in FASB ASC Topic 605, “Revenue Recognition”, and most industry-specific guidance and creates ASC Topic 606. This ASU provides guidance that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. On January 1, 2018, the Company adopted ASC 606 on a modified retrospective basis and applied the guidance to all of its contracts. As a result of the Company’s adoption, there were no changes to the timing of the recognition or measurement of revenue, and there was no cumulative effect of adoption as of January 1, 2018. Therefore, the only changes to the financial statements related to the adoption is in the footnote disclosures as included herein.

Revenue is measured as consideration specified in a contract with a customer and excludes any sales incentives and amounts collected on behalf of third parties. The Company recognizes revenue when it satisfies a performance obligation by transferring control over a product or service to a customer. Amounts are billed upon completion of service or transfer of a product and are generally due within 30 days.

Revenues from contracts with customers are disaggregated into (1) LNG product and (2) Rental, service, and other.

LNG Product revenue generated includes the revenue from the product and delivery of the LNG to our customer’s location. Product contracts are established by agreeing on a sales price or transaction price for the related item. Revenue is recognized when the customer has taken control of the product. Payment terms for product contracts are generally within thirty days from the receipt of the invoice. Product revenue is recognized upon delivery of the related item to the customer, at which point the customer controls the product and the Company has an unconditional right to payment.

Rental and Service revenue generated by the Company includes equipment and people provided to the customer to support the use of LNG in their application. Rental contracts are established by agreeing on a rental price or transaction price for the related piece of equipment and the rental period which is generally daily or monthly. The Company maintains control of the equipment that the customer uses and can replace the rented equipment with similar equipment should the rented equipment become inoperable or the Company chooses to replace the equipment for maintenance purposes. Revenue is recognized as the rental period is completed and for periods that cross month end, revenue is recognized for the portion of the rental period that has been completed to date. Payment terms for rental contracts are generally within thirty days from the receipt of the invoice. Performance obligations for rental revenue are considered to be satisfied as the rental period is completed based upon the terms of the related contract. Service revenue generated by the Company consists of mobilization and demobilization of equipment and onsite technical support while customers are consuming LNG in their applications. Service revenue is billed based on contractual terms that can be based on an event (i.e. mobilization or demobilization) or an hourly rate. Revenue is recognized as the event is completed or work is done. Payment terms for service contracts are generally within thirty days from the receipt of the invoice. Performance obligations for service revenue are considered to be satisfied as the event is completed or work is done per the terms of the related contract.

All outstanding accounts receivable, net of allowance, on the consolidated balance sheet are typically due and collected within the next 30 days.

The table below presents the Company’s revenue disaggregated by sources for the year ended December 31, 2018 and 2017 (in thousands):

	2018	2017
LNG Product	$30,200	$15,534
Rental, services and other	7,142	4,913

	$37,342	$20,447

(3) Step Acquisition of Equity Interests

Prior to May 19, 2017, the Company, through its wholly-owned subsidiary, Stabilis Oilfield Investment Co, LLC, held a 49% membership interest in LNG EF, which was organized in September 2013. The Company also held a 50% interest in FHR, a related entity holding a 2% membership interest in LNG EF. The Company’s combined 50% beneficial interest in LNG EF was initially recognized at cost, with the carrying amount subsequently increased or decreased by the Company’s proportionate share of the entities’ profits or losses using the equity method of accounting.

On May 19, 2017, the Company purchased the remaining 49% ownership of LNG EF and 50% ownership of FHR for a combined $4.0 million. The acquisition resulted in the Company now owning a 100% controlling interest requiring consolidation. By eliminating the outside investor, the Company now believes it will be able to operate the business more efficiently and focus on additional growth opportunities.

The Company has accounted for the acquisition as a business combination whereby the purchase price was allocated to the identifiable assets acquired and liabilities assumed based on their fair values. The acquisition resulted in bargain purchase gain of approximately $13.9 million which represents the fair value of the net assets acquired over the cash paid. The joint venture partner invested in LNG EF as an opportunity to explore the small scale domestic LNG market. In 2017, the joint venture party decided not to increase its investment in this market and to reallocate its resources to more significant projects. The joint venture party’s ability to sell to a third-party entity was limited due to the non-controlling interest held, resulting in a bargain purchase.

The following presents the fair value of LNG EF as of the acquisition date (in thousands):

Current assets	$3,064
Property, plant and equipment per appraisal	48,083

Total assets	51,147

Current liabilities	5,409
Long-term debt	9,858

Total liabilities	15,267
Members’ equity at fair value	35,880

Total liabilities and members’ equity	$51,147

50% equity interest	$17,940
Consideration transferred	4,000

Bargain purchase gain	$13,940

In connection with the acquisition, a third-party appraisal was obtained to determine the appropriate fair value of the equity interests. As a result, it was determined that the current book value of the net assets approximated fair value and no remeasurement gain or loss was recognized.

(4) Acquisition of PEG Partners, LLC

On February 28, 2017 (the “acquisition date”), JCH, the Company’s majority member, acquired a non-voting interest in PEG with an option to convert the non-voting interest into a 80% controlling interest in PEG for consideration transferred of one hundred dollars and assumption of debt totaling $12.5 million. On March 1, 2018, JCH assigned its membership interest in PEG to the Company. The Company accounted for the acquisition of PEG as a combination of entities under common control and consolidated all assets and liabilities assumed at historical costs as of the acquisition date. Accordingly, the consolidated financial statements for periods prior to March 1, 2018, were retrospectively recast to reflect the PEG acquisition as if it had occurred on February 28, 2017, the date JCH obtained control of PEG. PEG provides mobile and stationary LNG supply solutions to industrial, utility, pipeline, high-horsepower and other remote customers, through its wholly-owned subsidiary Prometheus. The Company believes that the combination of Stabilis and Prometheus creates one of the leading full-service LNG production and distribution companies in North America.

The Company recorded a bargain purchase gain of $13.1 million related to the acquisition of PEG, which represents the difference between the fair value of the net assets acquired over the cash paid. The prior controlling interest holder in PEG was a foreign private equity fund in the final stages of liquidating its investments in the United States oil and gas markets, resulting in a bargain purchase gain.

The following table summarizes the estimated fair values of the assets acquired, liabilities assumed and non-controlling interests at the acquisition date (in thousands):

Cash	$969
Accounts receivable	1,584
Other current assets	500
Property, plant and equipment	24,122
Liabilities assumed	(12,454)
Non-controlling interest	(1,595)

Net assets acquired	13,126
Consideration transferred	—

Bargain purchase gain	13,126

The fair value and gross amount of accounts receivable acquired was $1.6 million and the Company expects to collect the entire amount.

The Company obtained an 80% controlling interest in PEG at the acquisition date and certain members of PEG’s management group own a 20% non-controlling interest. In accordance with ASC 810, Consolidation, the non-controlling interest in PEG is presented in the accompanying consolidated balance sheets within total equity and separately identified from members’ equity attributable to the Company. In addition, the non-controlling interest holder’s share of net income (loss) is separately identified in the accompanying consolidated statements of operations to derive net income (loss) attributable to the Company.

In connection with the acquisition, a third-party appraisal was obtained to determine the appropriate fair value of the assets acquired and liabilities assumed. The fair value of the non-controlling interest was determined based on 20% of the appraised value discounted by 20% for lack of marketability and 20% for lack of control resulting in a combined effective discount of 36%.

During the years ended December 31, 2018 and 2017, the accompanying consolidated statements of operations includes revenues and net income from PEG as follows (in thousands):

	2018	2017
Revenue	$24,028	$12,411
Net loss	(209)	(3,582)
Net loss attributable to non-controlling interests	(42)	(716)

Net loss attributable to Stabilis Energy, LLC	$(168)	$(2,866)

(5) Equity Method Investments

The Company’s subsidiary, Stabilis Oilfield Investment Co, LLC, invested capital, equipment and engineering services valued at approximately $8.0 million for a 49% membership interest in LNG EF which was organized in 2013. The Company also invested capital and engineering services valued at approximately $250 thousand for a 50% membership interest in FHR, a related entity holding a 2% interest in LNG EF.

The Company’s combined 50% interest in LNG EF resulted in the Company having significant influence over the entity’s operations but not control. Accordingly, the investment was recorded at cost and the carrying amount is increased or decreased based on the Company’s proportionate share of the entity’s earnings or losses, using the equity method of accounting.

As further discussed in Note (3) Step Acquisition of Equity Interest, on May 19, 2017, the Company acquired the remaining membership interest in both LNG EF and FHR resulting in a controlling financial interest and consolidation. Under the equity method of accounting, the Company recognized its proportionate share of losses for the period from January 1, 2017 through May 19, 2017 totaling $1.1 million in the accompanying consolidated statements of operations.

The following table summarizes the changes in the Company’s recorded amount of equity method investments for the year ended December 31, 2017 (in thousands):

	LNG EF	FHR	Total
Carrying value at January 1, 2017	$18,554	$484	$19,038
Equity loss	(1,095)	(3)	(1,098)
Change to consolidation	(17,459)	(481)	(17,940)

Carrying value at December 31, 2017	$—	$—	$—

(6) Prepaid Expenses and Other Current Assets

The Company’s prepaid expenses and other current assets consisted of the following (in thousands):

	December 31,
	2018	2017
Prepaid LNG	$367	$155
Prepaid insurance	174	310
Other Receivables	672	148
Deposits	578	269
Other	324	72

	$2,115	$954

(7) Property, Plant and Equipment

The Company’s property, plant and equipment consisted of the following (in thousands):

	December 31,
	2018	2017
Liquefaction plants and systems	$39,679	$39,679
Real property and buildings	1,396	1,396
Vehicles and tanker trailers and equipment	44,878	43,407
Computer and office equipment	238	216
Construction in progress	1,071	880
Leasehold improvements	1	101

	87,263	85,680
Less: accumulated depreciation	(20,657)	(11,969)

	$66,606	$73,711

Depreciation expense for the years ended December 31, 2018 and 2017 totaled $8.8 million and $7.0 million, respectively, of which all is included in the consolidated statements of operations as its own and separate line item.

(8) Accrued Liabilities

The Company’s accrued liabilities consisted of the following (in thousands):

	December 31,
	2018	2017
Compensation and benefits	$907	$712
Professional fees	827	20
LNG fuel and transportation	612	450
Accrued interest	220	220
Other taxes payable	100	34
Other operating expenses	247	294

	$2,913	$1,730

(9) Notes Payable

Short-term Notes Payable

The Company finances its annual commercial insurance premiums. The unpaid principal balance on the premium finance notes as of December 31, 2018 and 2017 were approximately $121,000 and $257,000, respectively. The Company makes equal monthly payments of principal and interest over the term of the notes which is generally 11 months. The annual interest rate for the policy renewal period in 2018 was approximately 5.4%.

Notes Payable to Related Party

Notes payable to related party consisted of the following at December 31, 2018 and 2017 (in thousands):

	2018	2017
Note payable to JCH Crenshaw Holdings, LLC (related party see Note 10), dated December 31, 2017, in the amount of $9.3 million with payment of principal and interest at 8% due March 2021	$—	$9,303
Note payable to Casey and Stacey Crenshaw (related party see Note 10), dated December 31, 2017, in the amount of $5.8 million with payment of principal and interest at 8% due March 2021	—	5,814
Note payable to Crenshaw Family Holdings, LP (related party see Note 10), dated December 31, 2017, in the amount of $12.0 million with payment of principal and interest at 8% due March 2021	—	11,983
Note payable to The Modern Group, Ltd (related party see Note 10), dated December 31, 2017, in the amount of $14.4 million with payment of principal and interest at 8% due March 2021	—	14,419

	$—	$41,519

Effective November 30, 2018, the holders of the Company’s related party notes payable converted the outstanding principal balance, plus accrued and unpaid interest, totaling $48.7 million into members’ equity (see Note 11 Members Equity for further discussion).

Notes Payable

Notes payable consisted of the following at December 31, 2018 and 2017 (in thousands):

	2018	2017
Notes payable to finance company, dated September 30, 2013, in the amount of $19.0 million, with payments of principal and accrued interest due in incremental amounts annually. Interest is adjusted monthly and is calculated at LIBOR plus 3% at the end of each month. Note is secured by $20 million equity interest and first lien on plant assets and matures August 2024.	$9,077	$11,497
Less current maturities	(2,500)	(2,500)

	$6,577	$8,997

The following schedule presents the future maturities of notes payable for each of the next five years as of December 31, 2018 (in thousands):

December 31,
2019	$2,500
2020	1,500
2021	1,500
2022	1,500
2023	1,500
Thereafter	577

$9,077

(10) Related Party Transactions

Operating and Administration Charges to Affiliated Companies

The Company had entered into a cost sharing agreement with LNG EF, one of its limited liability company investments, requiring the Company to pay for costs related to the operations of the entity. The Company submitted requests for reimbursements of these expenses on a monthly basis. At December 31, 2018 and 2017, LNG EF owed the Company $6.4 million and $1.6 million, respectively, for these expenses. On May 19, 2017, the Company obtained a controlling financial interest in LNG EF requiring consolidation (see Note (3) Step Acquisition of Equity Interests for further discussion). Accordingly, the amounts due at December 31, 2018 and 2017 were eliminated in consolidation. During the period from January 1, 2017 through May 18, 2017, the Company recorded $856 thousand of costs related to the cost sharing agreement. Subsequent to May 19, 2017 all costs have been eliminated in consolidation.

Loans with Related Parties

During 2016, the Company loaned the chief operating officer amounts of $200 thousand and $300 thousand, respectively, bearing an interest rate based on the equivalent to the mid-term Applicable Federal Rate (“AFR”). Terms of the notes required the chief operating officer to pay all accrued but unpaid interest and outstanding principal at maturity in 2021. The outstanding balance at December 31, 2017 was $500 thousand and presented as long-term employee advances in the accompanying consolidated balance sheets.

In November 2018, the Company distributed the notes receivable together with all accrued but unpaid interest as a partial payment of outstanding indebtedness owed to JCH Crenshaw Holdings, LLC.

Operating Leases

The Company subleases land in Fort Lupton, Colorado to a subsidiary of TMG. During the years ended December 31, 2018 and 2017, amounts billed to TMG under the agreement totaled $12 thousand and $22 thousand, respectively.

The Company subleases space in Denver, Colorado to a subsidiary of TMG. During the year ended December 31, 2018, the Company billed $55 thousand to TMG under the agreement.

Payroll and Benefits

The Company utilizes payroll and benefit resources from TMG. During the years ended December 31, 2018 and 2017, the Company incurred expenses of $13 thousand each year for processing and administrative charges associated with payroll processing. In addition, the Company’s employees participated in the medical plan of TMG. The Company’s share of costs for participating in the medical plan during 2018 and 2017 totaled $563 thousand and $503 thousand, respectively. The Company also billed $29 thousand and $50 thousand for employees providing sales support to TMG during the years ended December 31, 2018 and 2017, respectively.

The Company participates in TMG’s established savings plan (“Savings Plan”) which is qualified under Section 401(k) of the Internal Revenue Code.

Fixed Assets

During the year ended December 31, 2017 the Company sold an automobile and trailers to subsidiaries of TMG for $149 thousand and incurred a loss on sale of $34 thousand.

Other Purchases

The Company purchased $47 thousand and $15 thousand of equipment and services from TMG or its affiliates during the years ended December 31, 2018 and 2017, respectively.

The Company purchased $63 thousand and $56 thousand of equipment repairs and inspection services from Applied Cryo Technologies, Inc., a company owned 51% by Crenshaw Family Holdings International, Inc., during the years ended December 31, 2018 and 2017, respectively.

Beginning in July of 2018, TMG provided certain underutilized rig and/or synthetic mats on consignment to the Company for assessment in operations. As part of the agreement and in exchange, the Company provided a refundable deposit in the amount of $48 thousand. As of December 31, 2018, the mats are still in assessment and are recorded as prepaid expenses and other current assets on the balance sheet.

(11) Members Equity

On February 11, 2013, JCH and TMG. (the “Initial Members”) of Stabilis Energy, LLC entered into a Company Agreement of Stabilis Energy, LLC (“the Agreement”) in order to regulate the Company’s affairs, conduct its business and establish the relations of its members. Under the Agreement, the Company was authorized to issue up to 1,000 membership interests.

On February 11, 2013, the Company issued 1,000 membership units ($1 par value) to the Initial Members in proportion to their respective equal ownership interests, receiving $1,000 of capital contributions. The net income, net loss or capital gains of the Company for each fiscal year is allocated to the Initial Members, pro rata in accordance with their percentage interest.

The Initial Members may authorize the creation of one or more series of members and membership interests and, additionally, may authorize the division of existing members and membership interests into series and the division of any existing or new series into two or more classes. On September 1, 2015, CFH purchased all of TMG’s membership interest in Stabilis Energy, LLC.

On February 28, 2017, JCH acquired an 80% controlling membership interest in PEG. On March 1, 2018, JCH assigned its membership interest in PEG to the Company. The acquisition was accounted for as a transaction between entities under common control and the assets and the liabilities of PEG were transferred to the Company at their historic cost to JCH and consolidated accordingly. All assets and liabilities associated with the transfer are included in the accompanying consolidated balance sheets along with non-controlling interest included in members’ equity in the amount of $1.6 million, representing a 20% membership interest in PEG held by three individuals.

On November 28, 2018, JCH, CFH, TMG and the Crenshaw’s entered into a two-step Contribution and Exchange Agreement to form LNG Investment and restructure the capitalization of the Company which resulted in the following transactions.

On November 29, 2018, the Company contributed its two notes receivable due from its chief operating officer, totaling $500 thousand as partial settlement of its outstanding indebtedness to JCH. The aggregate net carrying amount settled was $500 thousand.

On November 30, 2018, JCH and CFH, the sole members of the Company, each contributed 500 membership units in the Company having a carrying amount of $10.0 million to LNG Investment in exchange for 1,000 Class B units having a carrying amount of $10.0 million in LNG Investment. An aggregate of 2,000 Class B units were issued by LNG Investment to the Company having a carrying amount of $20.0 million. The contribution and exchange of units resulted in the Company becoming a wholly owned subsidiary of LNG Investment. Subsequently, JCH, CFH, TMG and the Crenshaw’s, the related party creditors of the Company and holders of an aggregate net carrying amount of $48.7 million of indebtedness, each contributed their individual indebtedness to LNG Investment in exchange for Class A units in proportion to their percentage of indebtedness in total. An aggregate of 4,874.28 Class A units were issued by LNG Investment to the related party creditors of the Company having a carrying amount of $48.7 million.

On December 17, 2018, the Company entered into a definitive share exchange agreement with American Electric Technologies, Inc. (“AETI”) to enter into a business combination transaction. At the closing, the Company’s owners will contribute 100% of their outstanding membership units to AETI in exchange for AETI common stock resulting in the Company and its subsidiaries becoming a wholly-owned subsidiary of AETI. The proposed transaction has been approved by the board of directors of AETI and the Company’s owners, and will be submitted to the shareholders of AETI for approval of the issuance of AETI common stock in connection with the transaction and other transaction-related matters at a Special Meeting of Shareholders. The transaction is expected to close during the second quarter of 2019, subject to customary closing conditions. The Share Exchange Agreement contains certain termination rights for each owner, including in the event that (i) the Share Exchange is not consummated on or before June 30, 2019, and (ii) the requisite approval of the stockholders of AETI to the issuance of shares in the Share Exchange or the related amendments to AETI’s articles of incorporation is not obtained.

(12) Employee Benefits

The Company has established a savings plan (“Savings Plan”) which is qualified under Section 401(k) of the Internal Revenue Code. Eligible employees may elect to make contributions to the Savings Plan through salary deferrals of up to 90% of their base pay, subject to Internal Revenue Code limitations. The Company may also makes discretionary contributions to the Savings Plans, subject to limitations. For the year ended December 31, 2018 and 2017 the Company contributed $57 thousand and $62 thousand of matching contributions to the Savings Plan, respectively.

(13) Income Taxes

A reconciliation of income taxes computed using the 21% U.S. federal statutory rate to the amount reflected in the accompanying consolidated statements of operations for the years ended December 31, 2018 and 2017 is as follows (in thousands):

	2018	2017
Income tax benefit (expense) at federal statutory rate	$2,328	$(2,535)
Non-deductible expenses	17	5
Impact of change in statutory rate	—	(345)
Change in valuation allowance	(2,311)	28,384
Section 382 limitation	—	(25,509)
Other	(35)	—

Provision for income taxes	$—	$—

The Company accounts for income taxes whereby deferred taxes are provided on temporary differences arising from assets and liabilities whose basis are different for financial reporting and income tax purposes. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 2018 and 2017 are as follows (in thousands):

	2018	2017
Federal net operating loss carryforward	$10,876	$9,075
Accrued interest to related parties, not deductible until paid	335	60
Accrued expenses	—	19
Basis of intangible assets	221	266
Valuation allowance	(3,950)	(1,639)

Total deferred tax assets	7,481	7,781

Basis of property, plant and equipment	7,447	7,741
Prepaid expenses	34	40
Total deferred tax liabilities	7,481	7,781

Net deferred taxes	$—	$—

In December 2017, the U.S. congress passed the Tax Cuts and Jobs Act of 2017 (the “TCJA”). This legislation makes significant changes in U.S. tax law including a reduction in the corporate rates, changes to net operating loss carryforwards and carrybacks, and a repeal of the corporate alternative minimum tax. The legislation reduced the U.S. corporate tax rate from 35% to 21%.

At December 31, 2018, the Company has net operating loss carryforwards of approximately $51.8 million which may be used to offset future taxable income. The net operating loss carryforwards include $42.3 million of losses arising prior to December 31, 2017 that expire in 2028 through 2033. Those arising in tax years after 2017 can be carried forward indefinitely. Since the Company has not yet generated significant taxable income, a valuation allowance has been established to fully reserve the Company’s net deferred tax assets at December 31, 2018. A change in ownership eliminated substantially all net operating loss carryforwards of an acquired subsidiary at February 28, 2017. The elimination of those loss carryforwards is shown above as a section 382 limitation.

The Company recognizes the tax benefit or obligation from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based not only on the technical merits of the tax position based on tax law, but also past administrative practices and precedents of the taxing authority. The tax benefits or obligations are recognized in our financial statements if there is a greater than 50% likelihood of the tax benefit or obligation being realized upon ultimate resolution. As of December 31, 2018 and 2017, the Company had no uncertain tax positions that required recognition.

As of December 31, 2018, the Company’s tax returns for years 2014 to 2018 remain subject to examination for both federal and state filings.

(14) Commitments and Contingencies

Environmental Matters

The Company is subject to federal, state and local environmental laws and regulations. The Company does not anticipate any expenditures to comply with such laws and regulations that would have a material impact on the Company’s consolidated financial position, results of operations or liquidity. The Company believes that its operations comply, in all material respects, with applicable federal, state and local environmental laws and regulations.

Litigation, Claims and Contingencies

The Company may become party to various legal actions that arise in the ordinary course of its business. The Company is also subject to audit by tax and other authorities for varying periods in various federal, state and local jurisdictions, and disputes may arise during the course of these audits. It is impossible to determine the ultimate liabilities that the Company may incur resulting from any of these lawsuits, claims, proceedings, audits, commitments, contingencies and related matters or the timing of these liabilities, if any. If these matters were to ultimately be resolved unfavorably, it is possible that such an outcome could have a material adverse effect upon the Company’s consolidated financial position, results of operations, or liquidity. The Company, does not, however, anticipate such an outcome and it believes the ultimate resolution of these matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations, or liquidity. Additionally, the Company currently expenses all legal costs as they are incurred.

Operating Leases

In 2014, the Company entered into a five year noncancelable operating lease for an office in Denver, Colorado. The total rent expense incurred under the lease for the years ended December 31, 2018 and 2017 totaled $231 thousand and $209 thousand, respectively. In February of 2018, the Company began to sublease a portion of the office space to a subsidiary of TMG for $5 thousand a month (see Note (10) Related Party Transactions for further discussion).

In 2016, the Company entered into a two-year operating lease for yard space from an unrelated party in Fort Lupton, Colorado. The lease called for monthly payments of $2,000 through May 2018. The Company subleased the yard space to a subsidiary of TMG during both 2018 and 2017 (see Note (10) Related Party Transactions for further discussion).

The Company leases certain buildings and facilities, including office space in Bellevue, Washington; Houston, Texas; and land for its LNG liquefaction plants in Lisbon, Utah; and certain equipment under non-cancellable operating leases expiring at various dates through 2022.

The following schedule presents the future minimum lease obligations for all non-cancelable operating leases at December 31, 2018 (in thousands):

Year ending December 31,
2019	$320
2020	143
2021	97
2022	34
2023 & thereafter	—

$594

Rent expense totaled approximately $872 thousand and $1.3 million for the years ended December 31, 2018 and 2017, respectively.

(15) Concentration of Risks

Significant Customers

A material part of the Company’s business is dependent on a few customers, the loss of which could have a material adverse effect on the Company. The following table presents customers representing greater than 10% of total revenues and/or outstanding receivable as of and for the years ended December 31, 2018 and 2017 (in thousands):

	Revenue	%	Accounts Receivable	%
2018:
Customer 1	$9,710	26%	$998	23%
Customer 2	4,451	12%	113	3%

	$14,161	38%	$1,111	26%

2017:
Customer 1	$8,561	42%	$1,126	30%
Customer 2	2,249	11%	290	8%

	$10,810	53%	$1,416	38%

(16) Subsequent Events

Company management has evaluated the effects of subsequent events on the Company’s financial statements through March 29, 2019, the date the financial statements were issued, and has determined that there were no other significant events to be reported.